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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Triangle Bancorp, Inc.


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Centura Banks, Inc. of our report dated January 19, 1999 relating to the financial statements of Triangle Bancorp, Inc. which are incorporated by reference in such Registration Statement. We also consent to the reference of our firm under the headings "Conditions to Consummation of the Merger", "Accounting Treatment", "Experts", and Article 9 of the "Agreement and Plan of Reorganization by and between Triangle Bancorp, Inc., and Centura Banks, Inc." in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP


Raleigh, North Carolina
December 6, 1999